Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of March 8, 2006 (the “Effective Date”), by and among Cardium Therapeutics, Inc., a Delaware corporation (“Parent”), Innercool Therapies, Inc., a Delaware corporation (“Buyer”), and Innercool Therapies, Inc., a California corporation (“Seller”). Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

RECITALS

WHEREAS, Seller is engaged in the business of the research, development, manufacturing, marketing, sale and distribution of products and services relating to endovascular temperature control therapy (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer; substantially all of the assets, properties, rights and claims of the Business on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in the assets, properties, goodwill and rights of Seller used, held for use, useful for or intended to be used in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) Receivables. All accounts and notes receivable, checks and negotiable instruments arising out of or relating to the Business (the “Receivables”), including, without limitation, the Receivables listed on Schedule 1.1(a);

(b) Inventory. All inventory of Seller Products and all raw materials, work in process and finished goods used, held for use, useful for or intended to be used in the Business, wherever located and whether held by Seller or third parties (collectively, the “Inventory”), including, without limitation, all those listed on Schedule 1.1(b);

(c) Machinery and Equipment. All tools, machinery, research and development kits and instruments, computer equipment and peripherals, servers, office and scientific equipment (whether testing, diagnostic or otherwise) used, held for use, useful for or intended to be used in the Business, wherever located and whether held by Seller or third parties

(the “Machinery and Equipment”), including, without limitation, the Machinery and Equipment listed on Schedule 1.1(c);

(d) Owned and Leased Vehicles. All vehicles owned by Seller and all rights in vehicle leases to which Seller is a party, in either case that are used, held for use, useful for or intended to be used in the Business (the “Owned and Leased Vehicles”), including, without limitation, the Owned and Leased Vehicles listed on Schedule 1.1(d);

(e) Personal Property. All personal property, office furnishings, furniture, supplies and other tangible personal property used, held for use, useful for or intended to be used in the Business (the “Personal Property”), including, without limitation, the Personal Property listed on Schedule 1.1(e);

(f) Leased Real Property. All rights in real estate leases to which Seller is a party used, held for use, useful for or intended to be used in the Business, including, without limitation, the lease agreement (the “Main Office Lease”) for the office space located at 3931 Sorrento Valley Blvd., San Diego, California with E.G. Sirrah, LLC (collectively, the “Real Property Leases”), together with all of Seller’s right, title and interest in and to all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located thereon (the “Leased Real Property”), including, without limitation, the Real Property Leases and the Leased Real Property listed on Schedule 1.1(f);

(g) Personal Property Leases. All rights in leases of personal property to which Seller is a party used, held for use, useful for or intended to be used in the Business (the “Personal Property Leases”), including, without limitation, the Personal Property Leases listed on Schedule 1.1(g);

(h) Intellectual Property. All Seller Intellectual Property, including, without limitation, the Seller Intellectual Property listed on Schedule 1.1(h);

(i) Deposits and Advances. All performance and other bonds, security and other deposits, advance payments, prepaid credits and deferred charges used, held for use, useful for or intended to be used in, or arising out of or relating to, the Business (the “Deposits and Advances”), including, without limitation, the Deposits and Advances listed on Schedule 1.1(i);

(j) Contracts. All rights under any and all contracts, agreements or commitments to which Seller is a party that relate to or are used, held for use, useful for or intended to be used in the Business, including, without limitation, Seller’s rights under the Master License Agreement by and between Seller and SurModics, Inc., dated December 1, 1999 (the “SurModics License”) and all other Material Contracts listed in Section 4.10(a) of the Seller Disclosure Schedule (collectively, the “Seller Contracts”);

(k) Governmental Approvals. All Governmental Approvals (and pending applications therefor) used, held for use, useful for or intended to be used in the Business, including, without limitation, the Governmental Approvals listed on Schedule 1.1(k);

(l) Claims. All of Seller’s legal or equitable claims, counterclaims, cross claims and defenses relating to the Business, the operative events relating to the Business or any

Purchased Asset or Assumed Liability, whether prior to, on or after the Closing Date, including, without limitation, insurance claims, rights to any insurance proceeds, and the Seller Claims listed on Schedule 1.1(l) (the “Seller Claims”);

(m) Books and Records. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, copies of Seller Tax Returns, documents and records relating to the Purchased Assets, the Transferred Contractors and/or the Assumed Liabilities, or used, held for use, useful for or intended to be used in the Business, on whatever medium (the “Books and Records”);

(n) Goodwill. All goodwill generated by or associated with the Business; and

(o) Other Assets. All other assets, properties, rights and claims used, held for use, useful for or intended to be used in the Business.

1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:

(a) Employee Benefit Contracts. Seller Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

(b) Certain Other Property. The assets listed on Schedule 1.2(b);

(c) Insurance Policies. All insurance policies (except to the extent specified in Section 1.1(l));

(d) Records. All personnel records and other records that Seller is required by law to retain in its possession, and any duplicate copies of the original Tax Returns that Seller desires to retain; and

(e) Rights Under Certain Agreements. All rights under the Transaction Documents.

1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and Buyer shall assume, the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” shall mean only the following Liabilities of Seller (and in any event shall not include any Excluded Liabilities):

(a) any Liability arising after the Closing Date under the Seller Contracts that are ascertainable solely by reference to the express terms of such Seller Contracts or have been disclosed to Buyer prior to Closing, copies of which have been previously provided to Buyer;

(b) any Transfer Taxes;

(c) any post-Closing auditor fees associated with the preparation, audit and filing of the Historical Financial Information with the SEC;

(d) any payments to Transferred Contractors or employees of Seller terminated in connection with the transactions contemplated by this Agreement for accrued but unpaid vacation to the extent that such Transferred Contractors or other employees do not elect to transfer accrued and unused paid vacation from Seller to Buyer pursuant to this Agreement; and

(e) the other Liabilities of Seller specifically listed on Schedule 1.3(e), in an aggregate amount not to exceed Seven Hundred Fifty Two Thousand Three Hundred Dollars and Eighty Cents ($752,300.80).

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and shall not be liable or responsible for any Liability of Seller, irrespective of whether such Liability existed (or related to Seller’s action or inaction) prior to, on or after the Closing Date (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Seller shall retain and be responsible for, and Buyer shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:

(a) Any assets, properties or Contracts that are not included in the Purchased Assets;

(b) Any breaches of any Seller Contract on or prior to the Closing Date or any payments or amounts due under any Seller Contract on or prior to the Closing Date;

(c) Taxes attributable to or imposed upon Seller, or attributable to or imposed upon the Purchased Assets or the Business which are allocable to the Pre-Closing Period;

(d) Any loans, other indebtedness, or accounts payable;

(e) Accidents, misconduct, negligence, or breach of fiduciary duty occurring on or prior to the Closing Date;

(f) Any legal proceeding initiated at any time, to the extent based principally upon any action or omission on or prior to the Closing Date, including, without limitation, any Liability for: (i) infringement or misappropriation of Intellectual Property Rights; (ii) breach of product warranties; (iii) injury, death, property damage or losses caused by Seller Products; or (iv) violations of any Legal Requirements;

(g) Any and all payments, Liabilities, obligations and responsibilities relating to: (i) accrued but unpaid salary, bonuses, commissions, overtime, deferred compensation, obligations under any incentive compensation plan, estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise), severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (whether or not as a result of the Transaction), any present or former Contractor of Seller; and (ii) Seller Benefit Plans or any employee group medical, dental or life insurance plans or any other employee matter;

(h) Payments to employees or for payroll Taxes relating to compensation to Seller’s Contractors allocable to any period through and including the Closing Date;

(i) The performance of this Agreement and the Transaction;

(j) Any Environmental Law, which Liability relates to or arises out of (i) any acts or omissions of Seller on or prior to the Closing Date or (ii) any facts, circumstances or conditions existing on or prior to the Closing Date relating to Hazardous Substances, including, without limitation, any management, disposal or arranging for disposal of Hazardous Substances in connection with the Business or the Purchased Assets or Assumed Liabilities or activities or operations occurring or conducted in connection with any predecessor operations off the Business or otherwise;

(k) Any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by Buyer, and the consummation of the Transaction, including, without limitation, all broker, counsel and accounting fees;

(l) Any Liability arising out of transactions, commitments, infringements, acts or omissions not in the Ordinary Course of Business;

(m) Any Legal Requirement applicable to Seller, the Purchased Assets or the Assumed Liabilities on or prior to the Closing Date or any Liability for a violation of such a Legal Requirement;

(n) Any Liability to any shareholders of Seller;

(o) Any Liability to BSC (as defined below) or any third party arising out of or relating to the BSC Agreement (as defined below);

(p) Except for any payments to Transferred Contractors for accrued but unpaid vacation expressly assumed by Buyer pursuant to Section 1.3, any Liability arising out of or in any way relating to Seller’s relationship with its Contractors (as defined below), including, without limitation, the hiring, engagement and termination of its Contractors;

(q) Any Liability for credit balances, credit memos and all other amounts due to customers, suppliers, dealers and distributors and not set forth in the Seller Disclosure Letter; and

Any costs or expenses incurred in shutting down and removing equipment not purchased by Buyer and any expenses associated with any Seller Contracts not assumed by Buyer hereunder.

1.5 Assignment and Assumption.

(a) Notwithstanding anything herein to the contrary, if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the Consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets or otherwise affect adversely the rights of Buyer in the Purchased Assets, and the applicable Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset (each, a “Restricted Asset”). Unless and until any such Consent is obtained, such Restricted Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose hereunder.

(b) In any such case, if the Closing has occurred, Seller shall use its best efforts to obtain, as soon as practicable, such Consent. Buyer shall cooperate reasonably with Seller in obtaining such Consents, provided, that Buyer shall not be required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.

(c) Until such Consent shall have been obtained, Seller shall at its expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to Buyer, which results in Buyer receiving all the benefits and bearing all the ordinary course costs, Liabilities and other obligations with respect to each Restricted Asset.

(d) The parties acknowledge and agree that the Post-Closing Contracts shall not be assigned to, or assumed by, Buyer on the Closing Date. On and after the Closing Date, upon written notice to Seller, Buyer shall have the right, but not the obligation, to either (i) require Seller to assign the Post-Closing Contracts to Buyer or (ii) use commercially reasonable efforts to assist Buyer in entering into new agreements with the counterparties to the Post-Closing Contracts. Seller agrees that each Post-Closing Contract shall be deemed an Excluded Asset and an Excluded Liability until Buyer expressly assumes such Post-Closing Contract in accordance with this Section 1.5, and Seller will not terminate or breach (or cause a breach of) the Post-Closing Contracts for a period of sixty (60) days following the Closing Date in furtherance of the provisions set forth herein.

ARTICLE 2. PURCHASE AND SALE

2.1 Terms of Purchase and Sale. Subject to the terms of this Agreement, as full consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the execution and delivery of the Transaction Documents by Seller to Buyer, Buyer will assume the Assumed Liabilities and deliver cash and/or Parent’s Common Stock, $0.0001 par value per share (“Common Stock”), to be delivered as follows (collectively, the “Purchase Price”):

(a) At Closing, Buyer will assume the Assumed Liabilities;

(b) At Closing, Buyer will (or cause Parent to) deliver Two Million One Hundred Twenty Five Thousand (2,125,000) shares of Common Stock to the Escrow Agent (as defined below) in accordance with Section 2.2 (the “Closing Shares”);

(c) At Closing, Buyer will (or cause Parent to) deliver Three Hundred Seventy Five Thousand (375,000) shares of Common Stock to the Escrow Agent in accordance with Section 2.2 (the “Closing Escrow Shares”); and

(d) Within ten (10) Business Days of the Earnout Release Date (as defined below) and subject to the earnout provisions set forth in Section 2.3, Buyer will deliver to Seller

Five Million Dollars ($5,000,000) in, at Buyer’s sole discretion, either cash, Common Stock or a combination of cash and Common Stock (the “Earnout Amount”).

2.2 Escrow. As security for the indemnification obligations of Seller set forth in this Agreement or any other Transaction Document, Buyer shall, and shall cause Parent to, deliver to U.S. Bank National Association or another escrow agent selected by Buyer (the “Escrow Agent”) the Closing Shares and the Closing Escrow Shares within two (2) Business Days of the Closing Date, which shall be held in escrow (the “Escrow”) in accordance with the escrow agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”), which Escrow Agreement shall provide that:

(a) The release of the Closing Shares shall be contingent upon, and expressly conditioned by, the delivery of audited Historical Financial Information by an independent auditor and the filing of such Historical Financial Information with the SEC in a form satisfying the Parent’s obligations in connection therewith; and

(b) The release of the Closing Escrow Shares to Seller shall occur on the Escrow Release Date, subject to and in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

2.3 Earnout.

(a) In the event that the Net Sales (as defined below) equals or exceeds Twenty Million Dollars ($20,000,000) (the “Target Net Sales”), then all of the Earnout Amount shall be delivered to Seller in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(b) For purposes of this Section 2.3, “Net Sales” means total amount of sales revenue (net of returns and allowances) during a Calendar Year (as defined below) that directly relates to the sale of Seller’s Celsius Control System and Accutrol catheter and any related improvements or modifications (including any applicable royalties and/or net proceeds from any patent litigation settlements that directly relate to the foregoing).

(c) Within ninety (90) days of the end of each Calendar Year, Buyer shall calculate the Net Sales for such Calendar Year and submit an officer’s certificate to Seller setting forth such Net Sales. If Seller does not object in writing to such officer’s certificate in writing within thirty (30) days of Buyer’s delivery of such officer’s certificate, then the calculation of Net Sales for the covered periods shall be binding upon the parties. Buyer shall cause the Earnout Amount to be paid to Seller within ten (10) days of the determination of the achievement of the Target Net Sales (the “Earnout Release Date”). Buyer will deliver to Seller the Earnout Amount, if any, in, at Buyer’s sole discretion, either cash, Common Stock or a combination of cash and Common Stock. To the extent that Buyer elects to deliver shares of Common Stock as full or partial consideration for the Earnout Amount, then the price per share of such Common Stock shall be equal to the Stated Price on the Earnout Release Date.

(d) All computations of revenue for purposes of this Section 2.3 will be done by Buyer on an accrual basis in accordance with GAAP consistent with Buyer’s past practices of revenue recognition.

2.4 Transfer Taxes; Prorations.

(a) Notwithstanding any Legal Requirements to the contrary, Buyer shall be responsible for and shall pay any Transfer Taxes when due;

(b) Buyer shall, at its own expense, file all necessary Tax Returns with respect to all such Transfer Taxes; provided, that, if required by any Legal Requirement, Seller will join in the execution of any such Tax Returns. To the extent that Buyer’s payment of Transfer Taxes satisfies any obligation of Seller, such amount shall be considered to be an adjustment to the Purchase Price.

(c) Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period. Buyer shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Post-Closing Period.

(d) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Buyer and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

(e) On or before the Closing Date, Seller shall furnish to Buyer Tax clearance certificates under California Revenue and Taxation Code Section 6812 and California Unemployment Insurance Code Section 1732 releasing Buyer from Liability with respect to any sales or use Tax or employment Tax Liability of Seller.

2.5 Allocation of Purchase Price.

(a) The parties agree that the purchase of assets under this Agreement is intended to be and shall be treated for federal income Tax purposes as an “applicable asset acquisition” within the meaning of Section 1060 of the Code. The parties agree to allocate, in accordance with all applicable Treasury Regulations promulgated under Section 1060 of the Code, the aggregate consideration paid by Buyer (consisting of the Purchase Price, as adjusted, the Assumed Liabilities, and all other relevant items that are properly includible in determining the amount realized by Seller for federal income Tax purposes (the “Total Tax Consideration”)) among the Purchased Assets. Such allocation shall be made in a manner consistent with the fair market values of the Purchased Assets as are agreed between the parties. Seller and Buyer shall complete an allocation schedule (the “Allocation Schedule”) by April 15, 2006, which shall set forth the fair market values of the Purchased Assets that the parties agree to use in making such allocation. Buyer shall deliver to the Seller a statement containing Buyer’s proposed allocation of the Total Tax Consideration among the Purchased Assets (the “Allocation Statement”) and a draft IRS Form 8594 as proposed to be included by Buyer with its Tax Return for the taxable year of the Closing. Within thirty (30) days after receipt of the Allocation Statement, Seller shall review and comment on the Allocation Statement, and provide to Buyer a draft IRS Form 8594 proposed to be included by Seller in its Tax Return for the taxable year of the Closing. The parties agree that: (i) such allocation will be agreed upon in an arm’s length negotiation; (ii) they shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation; and (iii) they shall promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation. Notwithstanding the foregoing, if the parties fail to agree upon an allocation, the parties shall submit the matter to a jointly-retained third-party independent accounting firm for determination, which shall be final and binding on the parties. The cost and expenses of such third-party independent accounting firm shall be borne equally by Buyer and Seller.

(b) Buyer and Seller agree to (i) be bound by the Allocation Schedule and Allocation Statement, (ii) act in a manner consistent with the Allocation Schedule and Allocation Statement as finally agreed between the parties in filing of all state and United States federal income tax returns (including, without limitation, filing their Forms 8594 with their United States federal income Tax Returns for the taxable year that includes the Closing Date), (iii) jointly amend such Allocation Statement and Forms 8594 as required to reflect any adjustments to the Total Tax Consideration, including without limitation by reason of adjustments to the Purchase Price and (iv) in the course of any Tax audit, Tax review or Tax litigation relating thereto, to take no position and cause their Affiliates to take no position inconsistent with the Allocation Schedule, the Allocation Statement or the Forms 8594 for any Tax purpose, without the written consent of the other party or unless specifically required pursuant to a determination by an applicable Tax Authority.

2.6 No Reorganization. Buyer and Seller hereby acknowledge and agree that the purchase and sale in accordance with this Agreement does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code and neither Buyer nor Seller shall prepare or file any Tax Returns containing a position inconsistent with the such understanding and agreement.

ARTICLE 3. THE CLOSING

3.1 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California, at 10:00 A.M. on the day on which all of the conditions to closing set forth in Article 8 are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), or at such other date, time or place as the parties may agree (the “Closing Date”).

3.2 Closing Deliveries by Seller. At the Closing, Seller shall (a) take all steps necessary to place Buyer in actual possession and operating control of the Business and the Purchased Assets and (b) deliver the following items, duly executed by Seller as applicable, all of which shall be in form and substance reasonably acceptable to Buyer:

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit C (the “General Assignment and Bill of Sale”);

(b) Intellectual Property Assignment. Any and all documents necessary to perfect and properly record the assignment to Buyer of all of Seller’s right, title and interest in and to the Seller Intellectual Property, including, without limitation:

(i) a trademark assignment, substantially in the form of Exhibit D attached hereto, for all of the Trademarks (the “Trademark Assignment”);

(ii) a patent assignment, substantially in the form of Exhibit E hereto, for all of the Patents (the “Patent Assignment”);

(iii) a copyright assignment, substantially in the form of Exhibit F hereto, for all of the Copyrights (the “Copyright Assignment”); and

(iv) a domain name assignment, substantially in the form of Exhibit G attached hereto, for all of the Domain Names (the “Domain Name Assignment”).

(c) Other Conveyance Instruments. Executed stock powers for the Closing Shares and the Closing Escrow Shares as reasonably requested by the Escrow Agent or Buyer and such other specific instruments of sale, transfer, conveyance and assignment as Buyer may request;

(d) Assignment of Leases. Assignments of all Real Property Leases and Personal Property Leases, including, without limitation, the Main Office Lease;

(e) Owned and Leased Vehicles. Vehicle titles and assignments sufficient to transfer title to the Owned and Leased Vehicles;

(f) Consents. Fully-executed consent to assignment, in form and substance reasonably satisfactory to Buyer, for the Software License Agreement and Software Maintenance Agreement with Expandable Software, Inc.;

(g) Payoff and Release Letters. Payoff and release letters from creditors of Seller, together with UCC-3 termination statements, with respect to any financing statements filed against any of the Purchased Assets, terminating all Encumbrances (including, without limitation, Tax liens) on any of the Purchased Assets, including, without limitation, the duly executed release by KPCB Holdings, Inc. in favor of Seller;

(h) Opinion of Seller’s Counsel. An opinion, dated as of the Closing Date, from Heller Ehrman LLP, Seller’s legal counsel, substantially in the form attached hereto as Exhibit H;

(i) Noncompetition Agreement. The noncompetition agreement executed by John Dobak, Michael Magers, Brad Klos, Steve Yon and Seller in favor of Buyer and Parent, substantially in the form attached hereto as Exhibit I (the “Noncompetition Agreement”);

(j) Offer Letters. Executed offer letters and proprietary information agreements, each in Buyer’s standard form (collectively, the “Offer Letters”), from each of the Contractors listed in Schedule 3.2(j) (the “Offerees”);

(k) Employment Agreements. (i) Executed employment or consulting agreements from each of John Dobak, Michael Magers, Brad Klos and Steve Yon, in a form satisfactory to Buyer, relating to the employment or consulting arrangement with Buyer after the Closing (collectively, the “Employment Agreements”) and (ii) executed releases, in a form satisfactory to Buyer, from such individuals releasing Seller, Parent and Buyer from all claims against Seller, Parent and Buyer arising on or before the Closing Date (collectively, the “Releases”);

(l) Officer’s Certificate. A certificate executed on behalf of Seller by its President or Chief Executive Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Seller under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date); and (ii) Seller has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date;

(m) Secretary’s Certificate. A certificate of Seller’s Secretary certifying as to: (i) the Articles of Incorporation and bylaws of Seller as in effect as of the Closing Date; (ii) resolutions of Seller’s shareholders and its board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents; and (iii) the incumbency of Seller’s officers executing this Agreement and all other Transaction Documents;

(n) Certificate of Good Standing. A certificate from the Secretary of State of California as to Seller’s good standing and payment of all applicable Taxes;

(o) Certificate of Amendment. Certificate of Amendment to Seller’s Articles of Incorporation, changing its corporate name to one dissimilar to “Innercool”; and

(p) Books and Records. The Books and Records.

3.3 Closing Deliveries by Buyer. At the Closing, Buyer shall deliver the following items, duly executed by Buyer as applicable, all of which shall be in a form and substance reasonably acceptable to Seller:

(a) Closing Shares and Closing Escrow Shares. Delivery of facsimile copies of stock certificates evidencing the Closing Shares and the Closing Escrow Shares, with delivery of the original stock certificates within two (2) Business Days of the Closing Date, to the Escrow Agent; and

(b) Officer’s Certificate. A certificate executed on behalf of Buyer by its President or Chief Executive Officer, dated as of the Closing Date, certifying that: (i) the representations and warranties of Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Buyer under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” are true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date); and (ii) Buyer has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) Opinion of Buyer’s Counsel. An opinion, dated as of the Closing Date, from Morrison & Foerster LLP, Seller’s legal counsel, substantially in the form attached hereto as Exhibit J;

3.4 Closing Deliveries by Buyer and Seller. At the Closing, Buyer and Seller shall deliver the following items, duly executed:

(a) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities, substantially in the form attached hereto as Exhibit K (the “Assignment and Assumption”);

(b) Escrow Agreement. The Escrow Agreement;

(c) Assignments of Leases. Assignments of all Real Property Leases and Personal Property Leases, including, without limitation, the Main Office Lease; and

(d) Other Documentation. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and consummate the Transaction, and to vest in Buyer full and complete title to the Purchased Assets, free and clear of all Encumbrances.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the disclosure schedule of Seller delivered to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”) (provided, that if any fact or item disclosed in any section of the Seller Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Seller hereby represents and warrants to Buyer that, as of the Effective Date (and, to the extent that the Closing does not occur on the Effective Date, as of the Closing Date):

4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

4.2 Authority. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction (other than the approval of this Agreement and the other Transaction Documents by the shareholders of Seller in accordance with California law and the Articles of Incorporation and bylaws of Seller). This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.3 No Conflicts; Required Consents.

(a) No Consents other than those set forth in Section 4.3 of the Seller Disclosure Schedule are required with respect to Seller’s execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transaction. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not, with or without notice or lapse of time: (i) conflict with or violate Seller’s Articles of Incorporation or bylaws or equivalent organizational documents; (ii) conflict with or violate any Legal Requirement applicable to Seller or by which any property or asset of Seller is bound or affected, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect; (iii) assuming the Consents listed in Section 4.3 of the Seller Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation including without limitation, the BSC Agreement, except where the existence of such breach, default or right or the creation of such Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect; (iv) violate or conflict with any other material restriction of any kind or character to which Seller is subject, except where the existence of such violation or conflict would not, individually or in the aggregate, have a Material Adverse Effect; or (v) require Seller to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

(b) Without limiting the foregoing, (i) Seller does not have any ongoing obligations or commitments to BSC (other than as set forth in Section 9.4 “Survival of Certain Terms” of the Securities Purchase Agreement by and between Seller and BSC and as set forth in Section 9.4(c) “Effect of Termination” of the Distribution Agreement by and between Seller and BSC) and (ii) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not, with or without notice or lapse of time, violate or otherwise conflict with any rights that BSC may hold as a holder of Seller’s Preferred Stock.

4.4 Subsidiaries. Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Entity.

4.5 Financial Statements.

(a) Seller has delivered to Buyer the unaudited balance sheets, and the related statements of operations, changes in shareholders’ equity and cash flows, of Seller as of and for the fiscal years ended December 31, 2005 and 2004, together with the notes thereto. Prior to Closing, or within one week thereafter, Seller will have delivered to Buyer the unaudited balance sheets, and the related unaudited statements of operations, changes in shareholders’ equity and cash flows, of Seller (the “Interim Balance Sheet”) as of and for the two (2) months ended February 28, 2006 (the “Interim Balance Sheet Date”). The foregoing financial statements are referred to collectively herein as the “Financial Statements.”

(b) All of the Financial Statements: (i) are true, accurate and complete in all material respects; (ii) are consistent with the Books and Records of Seller; and (iii) present fairly and accurately the financial condition of Seller as of the respective dates thereof and the results of operations, changes in shareholders’ equity and cash flows of Seller for the periods covered thereby. Seller maintains a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparations of consolidated and consolidating financial statements in accordance with GAAP.

(c) Seller has no Knowledge of any fact or circumstance which would prevent Parent and its auditor from preparing, auditing and timely filing the Historical Financial Information with the SEC as required to satisfy the Parent’s obligations in connection therewith.

4.6 Absence of Undisclosed Liabilities.

(a) Seller has no material Liabilities other than: (i) those set forth in the Interim Balance Sheet; (ii) those incurred in connection with the execution of any of the Transaction Documents; and (iii) other Liabilities expressly disclosed in this Agreement or the Seller Disclosure Schedule.

(b) As of the Effective Date and as of the Closing, except for the Assumed Liabilities, Seller does not and will not have any outstanding Liabilities, including, without limitation, trade payables and indebtedness for borrowed money (including without limitation, obligations under leases required to be capitalized in accordance with GAAP) for which Buyer or Parent could become liable.

4.7 Absence of Changes. Since the Interim Balance Sheet Date: (a) Seller has conducted the Business in the Ordinary Course of Business; (b) no event or circumstance has occurred that has had or is reasonably likely to have a Material Adverse Effect on Seller; and (c) Seller has not taken any action, agreed to take any action, or omitted to take any action that would constitute a breach of Section 6.1 or 6.2 if such action or omission were taken between the Effective Date and the Closing Date.

4.8 Accounts Receivable. Schedule 1.1(a) sets forth an accurate and complete list of all Receivables existing as of the Effective Date. Each Receivable is: (a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Encumbrances, and not subject to setoffs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses, and conditions precedent; (b) a true and correct statement of the account for merchandise actually sold and delivered to, or for services actually performed for and accepted by, such account debtor; and (c) fully collectible and will be collected within ninety (90) days, subject to trade discounts provided in the Ordinary Course of Business described in Schedule 1.1(a) and any allowance for doubtful accounts contained in the Interim Balance Sheet. Seller has not accelerated any such collections.

4.9 Inventory. All of the items in Seller’s Inventory are: (a) valued on the Financial Statements at the lower of cost or market or net realizable value, on a first-in, first-out or last in, first out or average cost basis in accordance with GAAP; (b) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the Ordinary Course of Business; (c) free of defects and damage; and (d) in quantities adequate and not excessive in relation to the circumstances of the Business and in accordance with Seller’s past inventory stocking practices. All of the items in Seller’s Inventory meet Seller’s current standards and specifications.

4.10 Material Contracts.

(a) Section 4.10(a) of the Seller Disclosure Schedule provides a true and complete list of each of the following contracts to which Seller is party (collectively, the “Material Contracts”):

(i) Real Property Leases, Personal Property Leases, insurance policies, Contracts involving the license (or covenant not to sue for the infringement of intellectual property rights), assignment or transfer of any Seller Intellectual Property or of Seller’s information systems or software to or from Seller (other than licenses to Seller arising from the purchase of generally available “off the shelf” or other standard products), Contracts with current Contractors, Seller Benefit Plans and Governmental Approvals;

(ii) Any Contract for capital expenditures or for the purchase of goods or services in excess of Fifty Thousand Dollars ($50,000), except those incurred in the Ordinary Course of Business and to be performed in three (3) months or less;

(iii) Any Contract obligating Seller to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and production overhead) plus the customary profit margin associated with such product or service;

(iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness, any Liability for borrowed money, any obligation for the deferred purchase price of property in excess of Fifty Thousand Dollars ($50,000) (excluding normal trade payables) or guaranteeing in any way any Contract in connection with any Person;

(v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(vi) Any Contract with any Governmental Authority;

(vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(viii) Any Contract involving the license of technology (or covenant not to sue for the infringement of intellectual property rights) to or from Seller or involving a royalty arrangement pursuant to which Seller has the obligation to pay, or the right to receive, royalty payments;

(ix) Any power of attorney, proxy or similar instrument;

(x) Any Contract for the manufacture, service or maintenance of any product of the Business;

(xi) Any Contract for the purchase or sale of any assets other than in the Ordinary Course of Business or for the option or preferential rights to purchase or sell any assets;

(xii) Any requirement or output Contract;

(xiii) Any Contract to indemnify any Person or to share in or contribute to the Liability of any Person;

(xiv) Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including, without limitation, the Business;

(xv) Any Contract related to the acquisition of a business or the equity of any other Entity;

(xvi) Any other Contract which (x) provides for payment or performance by either party thereto having an aggregate value of Fifty Thousand Dollars ($50,000) or more; (y) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (z) is between, inter alia, an Affiliate and Seller;

(xvii) Any other Contract that involves future payments, performance of services or delivery of goods or materials to or by Seller of an aggregate amount or value in excess of Fifty Thousand Dollars ($50,000), on an annual basis, or that otherwise is material to the Business or prospects of Seller;

(xviii) Any other Contract material to the Business;

(xix) Any warranty Contract with respect to services rendered by Seller or products sold or leased by Seller;

(xx) Any customer or supplier Contract not entered into in the Ordinary Course of Business for usual quantities and at normal prices; and

(xxi) Any proposed arrangement currently under negotiation by and between Seller and a third party of a type that, if entered into, would be a Contract described in any of (i) through (xx) above.

True, accurate and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract (including all amendments, supplements, modifications and waivers thereof) have been made available to Buyer by Seller.

(b) Each Material Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms. Seller is not in default, and no party has notified Seller that it is in default, under any Material Contract. To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or to cancel, terminate or modify any Material Contract; or (iv) otherwise have a Material Adverse Effect on Seller in connection with any Material Contract.

(c) Seller has not waived any of its rights under any Material Contract. To Seller’s Knowledge, each Person against which Seller has or may acquire any rights under any Material Contract is solvent and able to satisfy such Person’s material Liabilities to Seller. Seller’s performance of the Material Contracts will not result in any violation of or failure by Seller to comply with any Legal Requirement. The Material Contracts constitute all of the Contracts necessary to enable Seller to conduct the Business in the manner in which such Business is currently being conducted and in the manner in which such Business is proposed to be conducted. The assignment to Buyer of any of the Seller Contracts shall not result in Buyer being bound by, or subject to, any non-compete or other restriction on the operation or scope if its businesses, including, without limitation, the Business.

4.11 Insurance. Section 4.11 of the Seller Disclosure Schedule sets forth an accurate and complete list of all insurance policies, self-insurance arrangements and indemnity bonds, currently in effect, that insure the Business and/or the Purchased Assets (collectively, the “Insurance Policies”). With respect to each Insurance Policy: (a) the policy is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect; (b) Seller is not in material breach or default of the policy, and to Seller’s Knowledge no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of the policy; (c) to Seller’s Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) Seller has not received any notice of cancellation or non-renewal of the policy; (e) the consummation of the Transaction will not cause a breach, termination, modification, or acceleration of the policy; (f) there is no claim under the policy that has been improperly filed or as to which any insurer has questioned, disputed or denied Liability; and (g) Seller has not received any notice of, nor does Seller have any Knowledge of any facts that might result in, a material increase in the premium for the policy. As of the Effective Date, Seller is and has been, insured by insurers, reasonably believed by Seller to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which it is engaged.

4.12 Title; Sufficiency; Condition of Assets.

(a) Seller has good and valid title, and has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title, to all of the Purchased Assets free and clear of any Encumbrances, other than (i) those Encumbrances resulting from Taxes that have not yet become delinquent, (ii) minor Encumbrances that do not materially detract from the value of the property subject thereto or materially impair Seller’s operations, and (iii) those Encumbrances that have otherwise arisen in the Ordinary Course of Business. The Purchased Assets are not subject to any preemptive right, right of first refusal or other right or restriction.

(b) The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Buyer possession of, and the right to use, all the assets required for conducting the Business as presently conducted. Upon Closing, Buyer will be entitled to the continued possession and use of all Purchased Assets. Except for the Purchased Assets, there are no other assets properties or rights, including, without limitation, Intellectual Property Rights, that are required by Seller, or that will be required by Buyer after the Closing, to conduct the Business in a manner substantially consistent in all material respects with the manner in which Seller currently conducts the Business.

(c) The Purchased Assets: (i) are in good operating condition and repair, ordinary and reasonable wear and tear excepted; (ii) have been maintained in a manner consistent with the past maintenance practices of Seller consistent with industry practices; (iii) are suitable and adequate for continued use in the Ordinary Course of Business and in conformity with the engineering specifications for products relating to the Business; and (iv) conform to all Legal Requirements.

4.13 Real Property Leases.

(a) Seller does not own any real property. Schedule 1.1(f) sets forth an accurate and complete list of all Real Property Leases. Seller has delivered to Buyer accurate and complete copies of each Real Property Lease and all amendments and modifications thereto. All Real Property Leases, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by Seller, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller or, to Seller’s Knowledge, by any third party. To Seller’s Knowledge, there is no pending, contemplated or threatened condemnation of any of the buildings, land, fixtures or improvements relating to the Real Property Leases or the Leased Real Property or any part thereof. There are no parties in possession or, to Seller’s Knowledge, parties having any current or future right to occupy any of the Real Property Leases during the terms of such Real Property Leases. To Seller’s Knowledge, (i) the Leased Real Property conforms in all material respects to all applicable building, zoning and other Laws, ordinances, rules and regulations, (ii) all licenses and other approvals necessary for the current occupancy and use of the Leased Real Property have been obtained and are in full force and effect, and there have been no violations thereof that individually or in the aggregate have had or reasonably would be expected to have a Material Adverse Effect, and (iii) there exists no material breach or violation of any covenant, condition, restriction, easement, agreement or order affecting any of the Leased Real Property.

(b) To Seller’s Knowledge, there are no material defects in the physical condition of any of the Leased Real Property, including, without limitation, structural elements, mechanical systems, parking and loading areas, and all buildings and improvements relating thereto are in good operating condition and repair, ordinary and reasonable wear and tear expected and have been well maintained. To Seller’s Knowledge, none of the Leased Real Property is located in an area designated by any Governmental Authority as being within a flood plain or subject to special flood or other hazards. To Seller’s Knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by Law or necessary for the operation of the Leased Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Leased Real Property and are in good operating condition.

4.14 Intellectual Property

(a) Schedule 1.1(h) sets forth an accurate and complete list of all Seller Intellectual Property material to the conduct of the Business as currently conducted or currently planned or contemplated to be conducted by Seller and either owned by or registered in Seller’s name (the “Seller Registered Intellectual Property Rights”), or owned by others and licensed to Seller, specifying as to each, as applicable: (i) the description of such Seller Intellectual Property; (ii) the owner of such Seller Intellectual Property; (iii) in the case of Seller Registered Intellectual Property Rights, the jurisdictions by or in which such intellectual property has been issued or registered or in which an application for such issuance or registration has been filed, including, without limitation, the respective registration or application numbers and dates of issuance, registration or filing; and (iv) contracts, licenses, sublicenses, agreements and other arrangements as to which Seller is a party and pursuant to which any Person (including Seller) is authorized to use such Seller Intellectual Property, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(b) Each item of Seller Intellectual Property: (i) is valid, subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; and (iii) is free and clear of any Encumbrances.

(c) The Seller Intellectual Property set forth on Schedule 1.1(h) constitutes all the Intellectual Property Rights used in, useful for and/or necessary to the conduct of the Business as it is currently conducted, and as it is currently planned or contemplated to be conducted by Seller prior to the Closing and by Buyer following the Closing, including, without limitation, the design, development, manufacture, use, import and sale of the Seller Products (including, without limitation, those currently under development).

(d) Each item of Seller Intellectual Property is either: (i) exclusively owned by Seller and was written and created solely by employees of Seller acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including, without limitation, Intellectual Property Rights therein, to Seller, and no third party owns or has any rights to any such Seller Intellectual Property; or (ii) duly and validly licensed to Seller for use in the manner currently used by Seller in the conduct of the Business and, as it is currently planned or contemplated to be used by Seller in the conduct of the Business prior to the Closing and by Buyer following the Closing.

(e) In each case in which Seller has acquired any Intellectual Property Rights from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property Rights to Seller. No Person who has licensed Intellectual Property Rights to Seller has ownership rights or license rights to improvements made by Seller in such Intellectual Property Rights. Seller has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that is or was Seller Intellectual Property to any Person.

(f) Seller has no Knowledge of any facts, circumstances or information that: (i) would render any Seller Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Seller Registered Intellectual Property Right; or (iii) could adversely affect or impede the ability of Seller to use any Seller Intellectual Property in the conduct of the Business as it is currently conducted or as it is currently planned or contemplated to be conducted by Seller prior to Closing or by Buyer following the Closing. Seller has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

(g) All necessary registration, maintenance and renewal fees in connection with each item of Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller within one hundred twenty (120) days following the Closing Date, including, without limitation, the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded in a timely manner each such assignment of a Registered Intellectual Property Right assigned to Seller with the relevant Governmental Authority, including, without limitation, the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

(h) Seller has taken all necessary action to maintain and protect: (i) the Seller Intellectual Property; and (ii) the secrecy, confidentiality, value and Seller’s rights in the Confidential Information and Trade Secrets of Seller and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former Contractors of Seller to execute appropriate confidentiality and assignment agreements. All copies thereof shall be delivered to Buyer at Closing. Seller has no Knowledge of any violation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Business, the Purchased Assets or the Assumed Liabilities, or obligations of confidentiality with respect to such. Only Contractors of Seller have had access to such Trade Secrets and Confidential Information, and each such Contractor has signed a confidentiality agreement with respect thereto.

(i) The operation of the Business as it is currently conducted, or as it is currently planned or contemplated to be conducted by Seller prior to the Closing, including, without limitation, to the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Seller Products (including, without limitation, any currently under development), does not and will not, and will not when operated by Buyer substantially in the same manner following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including, without limitation, any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that such operation or any Seller Product (including, without limitation, any currently under development) infringes or misappropriates any Intellectual Property Rights of any Person (including, without limitation, any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

(j) To Seller’s Knowledge, no Person is violating, infringing or misappropriating any Seller Intellectual Property Right. There are no Proceedings before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Seller Intellectual Property, including, without limitation, any Seller Registered Intellectual Property Rights. No Seller Intellectual Property or Seller Product is subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of such Seller Intellectual Property.

(k) Section 4.10(a) of the Seller Disclosure Schedule lists all Material Contracts involving the license (or covenant not to sue for the infringement of intellectual property rights), assignment or transfer of any Seller Intellectual Property. Seller is not in material breach of, nor has Seller failed to perform under, any such Material Contracts and, to Seller’s Knowledge, no other party to any such Material Contracts, is in material breach thereof or has failed to perform thereunder. To the extent not listed on Section 4.10(a) of the Seller Disclosure Schedule, Section 4.14(k) of the Seller Disclosure Schedule lists all Seller Contracts under which Seller has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material Liability, or provide a right of rescission, with respect to the infringement or misappropriation by Seller or such other Person of the Intellectual Property Rights of any Person other than Seller. There is no Seller Contract affecting any Seller Intellectual Property under which there is any dispute regarding the scope of such Seller Contract, or performance under such Seller Contract, including with respect to any payments to be made or received by Seller thereunder.

(l) All Seller Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party. The consummation of the Transaction as contemplated hereby will not result in any loss of, or the diminishment in value of, any Seller Intellectual Property or the right to use any Seller Intellectual Property. Neither this Agreement nor the Transaction, including, without limitation, the assignment to Buyer, by operation of law or otherwise, of any Seller Contracts will result in Buyer: (i) granting to any third party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Buyer; (ii) being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including, without limitation, the Business; or (iii) being obligated to pay any royalties or other amounts to any third party.

4.15 Customers and Suppliers.

(a) Customers. There has not been any material and adverse change in the business relationship of Seller with any customer who accounted for more than five percent (5%) of Seller’s gross sales during the period from December 31, 2003 to the Effective Date (each, a “Material Customer”, and collectively, the “Material Customers”). Section 4.15(a) of the Seller Disclosure Schedule sets forth an accurate and complete: (i) list of the 15 largest customers of the Business determined on the basis of sales revenues for each of the last three (3) fiscal years and (ii) breakdown of all customer deposits in an amount greater than Ten Thousand Dollars ($10,000) held by Seller as of the Effective Date. Seller’s relationship with the Material Customers are good commercial working relationships, and Seller has not received, nor is aware of, any notice or intent from a Material Customer to terminate its relationship with Seller.

(b) Suppliers. There has not been any material and adverse change in the business relationship of Seller with any supplier, sole source supplier or any supplier from whom Seller purchased more than five percent (5%) of the total goods or services which it purchased during the period from December 31, 2003 to the Effective Date (each, a “Material Supplier”, and collectively, the “Material Suppliers”). Section 4.15(b) of the Seller Disclosure Schedule sets forth an accurate and complete: (i) list of the nine largest suppliers of the Business determined on the basis of dollar volume for last fiscal year; (ii) list of all sole source suppliers of significant goods or services to the Business with respect to which practical alternative sources of supply are not available on comparable terms and conditions; and (iii) breakdown of the amounts paid to each such sole source supplier for each of the last three fiscal years. Seller’s relationships with the Material Suppliers are good commercial working relationships, and Seller has not received, nor is aware of, any notice or intent from a Material Supplier to terminate its relationship with Seller.

(c) Distributors. There has not been any material and adverse change in the business relationship of Seller with any dealer or distributor (whether pursuant to a commission, royalty or other arrangement) who accounted for more than five percent (5%) of the total goods or services sold by Seller during the period from December 31, 2003 to the Effective Date (each, a “Material Distributor”, and collectively, the “Material Distributors”). Section 4.15(c) of the Seller Disclosure Schedule sets forth an accurate and complete: (i) list of dealers and distributors of the Business; (ii) breakdown of the amounts paid to each such dealer and distributor for each of the last three fiscal years; (iii) list of all dealers and distributors that have been granted an exclusive dealership or distributorship with Seller; and (iv) breakdown of the amounts paid to each such dealer and distributor for each of the last three fiscal years. Seller’s relationship with the Material Distributors are good commercial working relationships, and Seller has not received, nor is aware of, any notice or intent from a Material Distributor to terminate its relationship with Seller.

(d) No Special Arrangements. Seller is not a party to any oral or written agreements or arrangement with any customer, supplier, dealer or distributor related to the offering of discounts, extended warranties, service contracts, rights of return or any other similar agreements or arrangements.

4.16 Employees and Consultants.

(a) Employees and Contracts. No employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. Seller has no Knowledge that any officer, director, employee or consultant of Seller (collectively, the “Contractors”) intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment or engagement of any Contractor. The Offerees constitute all of the Contractors necessary for Buyer to continue the operations of the Business as it had been prior to the Effective Date.

(b) Compensation. Section 4.16(b) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all: (i) employees of Seller, including each employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise); (ii) individuals who are currently performing services for Seller related to the Business who are classified as “consultants” or “independent contractors;” (iii) bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former Contractor since the Interim Balance Sheet Date; (iv) increases in any employee’s wage or salary since the Interim Balance Sheet Date; and (v) increases or changes in any other benefits or insurance provided to any employees since the Interim Balance Sheet Date. No employee of Seller is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c) Disputes. There are no grievances, complaints, charges, claims, disputes or controversies pending or, to Seller’s Knowledge, threatened involving any employee or group of employees. Seller has not suffered or sustained any work stoppage and, to Seller’s Knowledge, no such work stoppage is threatened.

(d) Compliance with Legal Requirements. Seller has materially complied with all Legal Requirements related to the employment of its employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Seller has no Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof (other than those Liabilities arising in the Ordinary Course of Business).

(e) WARN Act. Seller is in material compliance with the Worker Readjustment and Notification Act (29 U.S.C. § 2101) and applicable California law (California Labor Code § 1400 et. seq.) (collectively “WARN Act”), including, without limitation, all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected employees,” “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller. Section 4.16(e) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all employees terminated (except with cause, by voluntarily departure or by normal retirement), laid off or subjected to a reduction of more than fifty percent (50%) in hours or work during the two full calendar months and the partial month preceding this representation and warranty.

(f) Unions. Seller has no collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to Seller’s Knowledge, threatened with respect to Seller.

4.17 Seller Benefit Plans. Seller has maintained and funded all of its employee benefit plans (collectively, the “Seller Benefit Plans”) in accordance with their terms and all applicable laws. Neither Seller nor any Member of the controlled group maintains or contributes to, or has ever maintained or contributed to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Seller Benefit Plans will obligate Buyer to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Closing.

4.18 Compliance with Laws; Governmental Approvals. Seller is not now, and during the past five years has not been, in conflict with, or in default, breach or violation of, any Legal Requirement applicable to Seller, or by which any property or asset of Seller is bound or affected, except where such conflict, default, breach or violation has not had, or reasonably could not have, a Material Adverse Effect on Seller. Seller is in possession of all Governmental Approvals necessary for Seller to own, lease and operate its properties or to carry on the Business as it is now being conducted, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect. No suspension or cancellation of any Governmental Approvals is pending or, to Seller’s Knowledge, threatened, and except for those Governmental Approvals set forth in Section 4.18 of the Seller Disclosure Schedule, no other Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents.

4.19 Litigation. There is no Proceeding pending or, to Seller’s Knowledge, threatened against or affecting Seller, or any property or asset of Seller. To Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Neither Seller nor any property or asset of Seller is subject to any Order or any proposed Order that would prevent or materially delay the consummation of the Transaction or would have a Material Adverse Effect.

4.20 Environmental Matters. Except as set forth in Section 4.20 of the Seller Disclosure Schedule: (a) Seller has no Liability under, nor has Seller ever violated in any material respect, any Environmental Law (as defined below); (b) to Seller’s Knowledge, any property owned, operated, leased or used by Seller and any facilities and operations thereon are presently in material compliance with all applicable Environmental Laws; (c) Seller has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (d) Seller does not have any Knowledge that any of the items enumerated in subsection (c) of this paragraph will be forthcoming.

4.21 Taxes.

(a) Seller has timely filed all Tax Returns relating to the Business (including for purposes of this Section 4.21, without limitation, the acquisition, ownership and use of the Purchased Assets) that it is required to have filed. All such Tax Returns are true, correct and complete in all respects. All Taxes required to have been paid by the Seller (whether or not shown to be payable on such Tax Returns or on subsequent assessments with respect thereto) have been paid in full on a timely basis. The Seller does not have any Liabilities for Taxes not yet required to have been paid, other than Liabilities for Taxes reflected on the Interim Balance Sheet, or incurred in the Ordinary Course of Business or in connection with the purchase and sale under this Agreement since the date of the Interim Balance Sheet.

(b) Seller has complied in all respects with all applicable laws, rules and regulations relating to withholding Taxes and information reporting, and, within the time and in the manner prescribed by law, Seller has withheld from employee wages and other payments and paid over to the proper Governmental Authorities all amounts required to have been so withheld and paid over all Taxes (whether or not relating to the Business) all amounts required to have been so withheld and paid over in connection with amounts paid or owing by Seller to any employee, independent contractor, creditor, shareholder, or other third party.

(c) There are no liens for Taxes on the Purchased Assets, other than liens for Taxes not yet due and payable.

(d) No audit or other proceeding concerning any Tax Return or Tax Liability relating to the Business is currently pending or, to the Seller’s Knowledge, threatened. There are no existing circumstances which reasonably may be expected to result in the assertion of any claim for Taxes against the Seller with respect to the Business by any Governmental Authority with respect to any period for which Tax Returns are required to have been filed or Tax is required to have been paid. No issue has been raised by any Governmental Authority with respect to Taxes of the Seller concerning the Business in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period relating to the Business. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns relating to the Business that Seller is or may be subject to taxation by that jurisdiction with respect to the Business.

(e) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f) Seller is not a party to any contract or agreement that will have continuing effect after the Closing Date and is an Assumed Liability that under certain circumstances could require any payment (or be deemed to give rise to any payment) that would be a parachute payment within the meaning of Section 280G of the Code.

(g) Seller, in connection with the Business, (i) is not a party to any joint venture, partnership or other agreement or arrangement which is treated as a partnership for federal income Tax purposes, (ii) does not own any interest in an entity which constitutes a Purchased Asset (or which owns a Purchased Asset) that is either is treated as an entity disregarded as separate from its owner for federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.

(h) The transactions set forth in this Agreement are not subject to the Tax withholding provisions of Section 3406 of the Code (back-up withholding) or of any other provision of Law.

(i) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

4.23 Fraudulent Conveyance; Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Seller is not now insolvent and will not be rendered insolvent by the Transaction. As used in this Section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the Transaction: (a) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (b) Seller will have sufficient capital to conduct its present or proposed business; (c) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, final judgments against Seller in actions for monetary damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probably amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

4.24 Transactions with Affiliates. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between Seller, on the one hand, and any of the directors, officers or other Affiliates of Seller, on the other hand.

4.25 Product Warranties. All of the Purchased Assets manufactured, sold or delivered by Seller are in conformity with all applicable contractual commitments and applicable law and all express and implied warranties, and Seller is not liable (and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such Liability) for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of Seller’s latest balance sheet. None of the Purchased Assets manufactured, sold or delivered by Seller are subject to any guaranty, warranty or other indemnity. Seller has not been notified of any claims for (and Seller does not have any Knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the Purchased Assets. There have been no product recalls, withdrawals or seizures with respect to any of the Purchased Assets manufactured, sold or delivered by Seller. To Seller’s Knowledge, there is no: (a) fact relating to any Purchased Assets that could be reasonably likely to impose upon Seller a duty to recall any Purchased Assets or a duty to warn customers of a defect in any Purchased Assets; or (b) latent or overt design, manufacturing or other defect in any Purchased Assets.

4.26 Product Liabilities. Seller has not had nor does Seller have any Liability (and, to Seller’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Purchased Assets manufactured, sold or delivered by Seller.

4.27 Bank Accounts. Section 4.27 of the Seller Disclosure Schedule sets forth an accurate and complete list of all bank accounts, including the names and addresses of the financial institutions in which Seller has a bank account and the names of all Persons authorized to draw thereon or with access thereto.

4.28 Permits. Section 4.28 of the Seller Disclosure Schedule lists all material permits, registrations, authorizations, licenses, franchises, certifications and other approvals (collectively, the “Approvals”) obtained by Seller from any third party, including, without limitation, any industry standards association or Governmental Authority. Each Approval is validly held by Seller, is in full force and effect, and Seller is operating in material compliance therewith. Except for the Approvals, none of the Purchased Assets have been marketed, advertised, sold or distributed as having or meeting any other certification, standard or approval. None of the Approvals is subject to termination as a result of the execution of this Agreement by Seller or the consummation of the Transactions, and, to Seller’s Knowledge, Buyer will not be required to obtain any further Approvals to continue the conduct of Seller’s operations after the Closing.

4.29 Bulk Sales. There are no “bulk sales” Legal Requirements applicable to the Transaction.

4.30 Foreign Corrupt Practices Act.

(a) During the five (5)-year period prior to the Effective Date, Seller has not (nor, to Seller’s Knowledge, has any director, officer, agent, or employee of Seller nor any other Person, acting on behalf of Seller) directly or indirectly in respect of the Business: (i) used any of

Seller’s funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Seller’s funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977; (iv) established or maintained any unlawful or unrecorded fund of Seller’s monies or other assets; (v) made any false or fictitious entry on the books or records of Seller; or (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Seller, or to pay for favorable treatment for business secured or for special concessions already obtained for Seller.

(b) Seller and, to Seller’s Knowledge, its Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100.00) in the aggregate to any one individual in any year) or any commission payment in excess of any amount permitted by law to: (i) any Person who is an official, officer, agent, employee or representative of any Governmental Authority or of any existing or prospective customer (whether government owned or nongovernment owned); (ii) any political party or official thereof; (iii) any candidate for political or political party office; or (iv) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promises, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(c) Seller has made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business. Each transaction is properly and accurately recorded on the Books and Records of Seller, and each document upon which entries in Seller’s Books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller’s assets are used only in accordance with Seller’s management directives.

4.31 Regulatory Authorities. Seller: (i) is and at all times has been in material compliance with all statutes, rules, regulations, ordinances, orders, decrees and guidances applicable to the ownership, testing, development, manufacture, packaging, processing, inspecting, handling, installing, servicing, recordkeeping, use (including instructing and training users), distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by Seller (“Applicable Regulatory Laws”); (ii) has not received any notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any Applicable Regulatory Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Regulatory Laws (“Regulatory Authorizations”); (iii) possesses all necessary Regulatory Authorizations, such Regulatory Authorizations are valid and in full force and effect and Seller is not in material violation of any term of any such Regulatory Authorizations; (iv) has not received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Authority or third party alleging that any company operation or activity is in violation of any Applicable Regulatory Law or Regulatory Authorization and has no Knowledge or reason to believe that any such Governmental Authority or third party is considering any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action; (v) has not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Regulatory Authorizations and has no Knowledge or reason to believe that any such Governmental Authority is considering such action; (vi) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Regulatory Law or Regulatory Authorization and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (vii) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to an alleged lack of safety or efficacy of any product, any alleged product defect, or violation of any Applicable Regulatory Law or Regulatory Authorization; Seller is not aware of any facts that would cause Seller to initiate any such notice or action; and Seller does not have any Knowledge or reason to believe that any Governmental Authority or third party intends to initiate any such notice or action.

4.32 Compliance with Health Care Laws. Seller is not in material violation of any Health Care Law. For purposes of this Agreement, “Health Care Laws” means (i) all applicable federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iii) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (iv) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (v) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vi) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; and (vii) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (vii) as may be amended from time to time.

4.33 Securities Representations. Seller hereby represents and warrants as to the representations and warranties set forth in Exhibit L.

4.34 Full Disclosure. No statement (including, without limitation, the representations, warranties and covenants) by Seller contained in this Agreement, the Seller Disclosure Schedule, the exhibits and schedules attached hereto, the Transaction Documents, and any document, written statement or certificate furnished to Buyer and its Representatives by Seller pursuant hereto or in connection with the Transaction, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as set forth in the corresponding sections of the disclosure schedules of Buyer and Parent delivered to Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedules”) (provided, that if any fact or item disclosed in any section of the Buyer Disclosure Schedule shall be relevant to any other section of this Agreement, then such fact or item shall be deemed to be disclosed with respect to such other section of this Agreement, but only to the extent to which it is readily apparent on its face that such fact or item relates), Buyer and Parent hereby represent and warrant to Seller that, as of the Effective Date (and, to the extent that the Closing does not occur on the Effective Date, as of the Closing Date):

5.1 Organization and Good Standing. Each of Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Buyer is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

5.2 Authority. Each of Parent and Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by each of Parent and Buyer of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceeding on the part of Parent and Buyer, respectively, is necessary to authorize this Agreement and the other Transaction Documents or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents will be, duly and validly executed and delivered by each of Parent and Buyer. This Agreement constitutes, and at Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of each of Parent and Buyer, enforceable against Parent and Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

5.3 No Conflicts; Required Consents. No Consents other than those set forth in Section 5.3 of the Buyer Disclosure Schedule are required with respect to the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transaction by Parent and Buyer. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Buyer do not and will not, with or without notice or lapse of time:

(a) conflict with or violate the Certificate of Incorporation or bylaws or equivalent organizational documents of Parent or Buyer;

(b) conflict with or violate any Legal Requirement applicable to Parent or Buyer or by which any property or asset of Parent or Buyer is bound or affected, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect;

(c) assuming the Consents listed in Section 5.3 of the Buyer Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Parent or Buyer pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except where the existence of such breach, default or right or the creation of such Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect;

(d) violate or conflict with any other material restriction of any kind or character to which Parent or Buyer is subject, except where the existence of such violation or conflict would not, individually or in the aggregate, have a Material Adverse Effect; or

(e) require Parent or Buyer to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent or Buyer.

ARTICLE 6. CONDUCT PRIOR TO CLOSING

6.1 Seller’s Conduct of the Business. From the Effective Date until the Closing Date, Seller covenants and agrees that the Business shall be conducted only in, and Seller shall not take any action except in, the Ordinary Course of Business and in a manner consistent with past practice; and Seller shall use its best efforts to preserve substantially intact the business organization of Seller, to keep available the services of the current Contractors of Seller and to preserve the current relationships of Seller with customers, suppliers, distributors, dealers and other Persons with which Seller has significant business relations. Seller shall promptly notify Buyer of any event or occurrence not in the Ordinary Course of Business of Seller, and any event of which Seller is aware which reasonably would be expected to have a Material Adverse Effect on Seller (even if the likelihood of such event has previously been disclosed or could result from any item set forth in the Seller Disclosure Schedule). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or disclosed in the Seller Disclosure Schedule, Seller shall not, from the Effective Date until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer:

(a) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) with respect to any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service to Seller;

(b) Issue, deliver, sell, or purchase any shares of Seller’s stock;

(c) Cause or permit any amendments to its Articles of Incorporation or bylaws that would have an adverse effect on the Transaction;

(d) Enter into any commitment or transaction not in the Ordinary Course of Business;

(e) Terminate any employees or grant severance or termination pay to any Contractor;

(f) Enter into any transaction with its officers, directors or shareholders or their Affiliates;

(g) Amend or otherwise modify the material terms of any Seller Contract or Governmental Approval;

(h) Transfer to any Person any rights to Seller’s Intellectual Property Rights;

(i) Sell, lease, license or otherwise dispose of any of Seller’s assets outside of the Ordinary Course of Business;

(j) Commence a Proceeding other than for the routine collection of bills;

(k) Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of Seller taken as a whole;

(l) Adopt, amend or terminate any employee benefit plans, programs, policies or other arrangements, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under Seller’s normal employee review cycle, or in connection with the hiring of employees other than officers in the Ordinary Course of Business, in all cases consistent with past practice;

(m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(n) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the Ordinary Course of Business and consistent with past practice;

(o) Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the Ordinary Course of Business or Liabilities reflected or reserved against in Seller’s Financial Statements;

(p) Make any material tax election other than in the Ordinary Course of Business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the Ordinary Course of Business and consistent with past practice, change any material tax accounting method, enter into any closing agreement, or settle any Tax claim or assessment applicable to any Tax claim or assessment;

(q) Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(r) Waive or commit to waive any rights with a value in excess of Ten Thousand Dollars ($10,000), or forgive any indebtedness owed to Seller;

(s) Cancel, materially amend or renew any insurance policy other than in the Ordinary Course of Business;

(t) Take any action or fail to take any action that would cause a Material Adverse Effect; or

(u) Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 6.1, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

6.2 No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall cause its Representatives not to, directly or indirectly: (i) initiate, solicit or encourage (including by way of furnishing information regarding the Business or the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties, which may reasonably be expected to lead to any proposal concerning the sale of Seller, the Business or the Purchased Assets or Assumed Liabilities (whether by way of merger, purchase of capital shares, purchase of assets or otherwise) (a “Competing Transaction”); or (ii) hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning a potential Competing Transaction or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (x) the Closing and (y) the termination of this Agreement pursuant to its terms, Seller is approached in any manner by a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly inform Buyer regarding such contact and furnish Buyer with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Buyer informed of the status and details of any future notices, requests, correspondence or communications related thereto.

6.3 Cooperation; Financial Statements. Seller will use its best efforts, and will cooperate with Buyer in all respects, to cause the consummation of the Transaction in accordance with the terms and conditions hereof, including, without limitation, providing, and directing its independent accounting firm to provide, to Buyer all financial statements (including such firm’s unqualified audit opinion thereon) to the extent required to be included in any report filed by Buyer under the Exchange Act, within the time required for filing such report.

6.4 Restrictions on Seller Dissolution and Other Actions. Seller shall not liquidate, dissolve, make any distribution of the proceeds received pursuant to this Agreement, or enter into any proceeding relating to bankruptcy, insolvency, liquidation or dissolution until the lapse of more than twelve (12) months after the Closing Date (the “12 Month Period”). In addition, at all times during the 12 Month Period Seller shall: (a) promptly pay its Liabilities as they become due; (b) maintain sufficient capital with which to continue its proposed operations; and (c) maintain assets (calculated at fair market value) that exceed its Liabilities.

ARTICLE 7. ADDITIONAL AGREEMENTS AND COVENANTS

7.1 Shareholder Vote. Seller shall promptly after the Effective Date and before the Closing Date obtain the consent of its shareholders and shall take all action required by California Law and its Articles of Incorporation and bylaws for the purpose of approving this Agreement, the other Transaction Documents and the consummation of the Transaction.

7.2 Certain Notifications. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date; and (b) any failure of Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect any remedies available to the party receiving such notice.

7.3 Access to Information. On and after the Effective Date, Seller shall: (a) give Buyer and its Representatives full access to Seller’s buildings, offices, and other facilities, to Persons having business relationships with Seller (including suppliers, licensees, customers and distributors), and to all its books and records, whether located on their premises or at another location; (b) permit Buyer to make such inspections as it may require; (c) cause its officers to furnish Buyer with such financial, operating, technical and product data and other information with respect to the Business and the assets of Seller as it from time to time may request, including financial statements and schedules required to be included in any report filed by Buyer pursuant to the Exchange Act; (d) allow Buyer the opportunity to interview Seller’s employees and other personnel and Affiliates; and (e) assist and cooperate with Buyer in the development of integration plans for implementation by Buyer following the Closing; provided, that no investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made by Seller or Buyer herein.

7.4 Best Efforts. From the Effective Date until the Closing, each of Seller and Buyer shall use their respective best efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in Article 8.

7.5 Consents. Seller will use best efforts to obtain prior to Closing all Consents from Governmental Authorities or under any contracts or other agreements as may be required in connection with the Transaction so as to preserve all rights of and benefits to Seller thereunder. At the request of Seller, Buyer shall provide Seller with such assistance and information as is reasonably requested by Seller to obtain such Consents. Any costs incurred in obtaining the Consents shall be borne by Seller.

7.6 Expenses. Whether or not the Transaction is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction including, without limitation, all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transaction contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

7.7 Confidentiality. On and after the Effective Date, Seller will, and will cause its Representatives to, hold in strict confidence, and not disclose to any third party, without the prior written consent of Buyer, all confidential information received by it in connection with the Transaction, except as may be required by applicable Legal Requirements or as otherwise contemplated herein.

7.8 Non-Disparagement. On and after the Effective Date, Seller will not (and will cause its Representatives not to): (a) make any negative statement or communication regarding the Business, Parent or Buyer or any of their respective Representatives or Contractors with the intent to harm the Business, Parent or Buyer; or (b) make any derogatory or disparaging statement or communication regarding the Business, Parent or Buyer or any of their respective Representatives or Contractors.

7.9 Employees.

(a) Transferred Contractors. As of the Closing Date, Parent or Buyer will extend offers of employment pursuant to the terms and conditions of the Offer Letters to the Offerees. Offerees who, on or immediately after the Closing Date, accept Parent or Buyer’s offer of employment and become employees of Parent or Buyer shall be referred to herein as the “Transferred Contractors.” Seller acknowledges that (i) to the fullest extent permitted by Law, Parent and Buyer will have no obligation to offer employment to any individual who is not a Transferred Contractor and (ii) it is possible that certain Offerees will not accept Parent’s or Buyer’s offer of employment, and Seller agrees that Parent and Buyer shall have no Liability (except as contemplated in Section 1.3) whatsoever with respect to any Offeree who is offered employment but who does not become a Transferred Contractor. Parent and Buyer shall not assume any Liability whatsoever and Seller shall retain, bear and discharge all Liabilities with respect to all current and former Contractors who do not become Transferred Contractors.

(b) Workers’ Compensation. Parent and Buyer shall have no Liability whatsoever and Seller shall retain, bear and discharge all Liabilities (whether absolute, contingent or otherwise) relating to workers’ compensation claims made by any (i) Transferred Contractor filed or presented before the Closing Date, (ii) Transferred Contractor filed or presented after the Closing Date but relating to claims and/or injuries arising before the Closing Date and (iii) current or former Contractor of Seller who does not become a Transferred Contractor.

(c) Mutual Cooperation. Seller shall provide promptly to Buyer, at Buyer’s request, and to the extent legally permissible, any information or copies of personnel records (including addresses, dates of birth, dates of hire and dependent information) relating to the Offerees or relating to the service of the Offerees with Seller prior to the Closing Date. Seller, Parent and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 7.9.

7.10 Bulk Sales Law Waiver. Subject to Section 10.2, each party hereto agrees to waive compliance by the other with any applicable bulk sales Legal Requirements in connection with the Transaction.

7.11 Certificate of Amendment. Seller shall prepare for filing with the Secretary of State of California a Certificate of Amendment to Seller’s Articles of Incorporation, changing its corporate name to one dissimilar to “Innercool” or any of Seller’s Trademarks.

7.12 Financial Statements.

(a) From and after the Closing, Seller shall assist Buyer in preparing and delivering to Parent and Buyer, or causing to be prepared and delivered to Parent and Buyer, the historical financial information of the Business which Parent reasonably determines is required to be audited and filed by Parent with the SEC pursuant to Item 9 of the Current Report on Form 8-K as contemplated by the Exchange Act, and the rules and regulations promulgated thereunder as such required financial information is modified by any relief granted to Parent by the SEC with respect to the scope of financial information required to be filed (the “Historical Financial Information”). Seller shall use best efforts to ensure that the Historical Financial Information will be prepared in accordance with GAAP as of the dates and for the periods indicated. Seller will also cooperate in all reasonable respects with Parent’s auditors (the “Audit Accountants”) in connection with this audit of the Historical Financial Information, including, without limitation, the preparation, execution and delivery of management representation letters by Seller’s Contractors reasonably necessary to complete such audit.

(b) Seller will cooperate in all reasonable respects with Parent in Parent’s preparation of the pro forma financial information relating to the acquisition of the Business to the extent Parent reasonably determines such pro forma financial information is required to be filed by Parent with the SEC pursuant to Item 9 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Information,” and together with the Historical Financial Information, the “Required Information”), including, without limitation, providing such financial and other information, records and documents relating to the Business as may be necessary to prepare such Pro Forma Information, providing access to such of Seller’s personnel, advisors and accountants as may be necessary to prepare such Pro Forma Information, and generally cooperating with Parent’s reasonable requests in order to facilitate such preparation.

(c) The parties acknowledge that any Parent filings under the Securities Act that require the Required Information also necessitate timely cooperation, including, without limitation, cooperation in the performance of incremental audit procedures necessary, by Seller to facilitate the execution and filing of an accountant’s consent. Seller covenants and agrees to promptly cooperate from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to facilitate the Audit Accountant’s performance of such procedures.

ARTICLE 8. CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent and Buyer. The obligations of Parent and Buyer to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Parent and Buyer in writing:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement, or in any written statement or certificate that shall be delivered to Buyer by Seller under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) No Material Adverse Change. There shall have been no material adverse change in the assets, Liabilities, business, financial condition or prospects of Seller from the Effective Date through the Closing Date, and Seller shall not have suffered any material loss or damage to any of its assets, whether or not covered by insurance, since the Interim Balance Sheet Date.

(d) Shareholder Consent. Seller shall have obtained the consent of its shareholders approving this Agreement, the Transaction Documents and the consummation of the Transaction.

(e) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction at the Closing, or which otherwise adversely affects in any material respect the right or ability of Buyer to own, operate or control the Business or the Purchased Assets, in whole or material part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(f) Indebtedness. Seller shall deliver to Buyer any and all documentation reasonably requested by Buyer evidencing the discharge, satisfaction and repayment in full of any and all outstanding indebtedness of Seller. All credit cards issued by Seller to Seller’s Contractors shall have been cancelled and delivered to Buyer.

(g) Closing Deliveries. Seller shall have delivered to Buyer all of the closing documents and agreements set forth in Sections 3.2 and 3.4.

8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Seller in writing:

(a) Representations and Warranties. The representations and warranties of Parent and Buyer set forth in this Agreement, or in any written statement or certificate that shall be delivered to Seller by Parent and Buyer under this Agreement, without regard to qualifications therein as to “materiality” or “Material Adverse Effect,” shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations. Parent and Buyer shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) Deliveries. Buyer shall have delivered to Seller all of the closing documents and agreements set forth Sections 3.3 and 3.4.

ARTICLE 9. TERMINATION

9.1 Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller if the other party is in breach of any provision of this Agreement, which breach would give rise to a failure to satisfy any condition set forth in Section 8.1(a) and (b), and Section 8.2(a) and (b), provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(c) by either Buyer or Seller if the Closing has not occurred on or prior to March 13, 2006 (the “Outside Closing Date”) for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date; and

(d) by either Buyer or Seller if satisfaction of a closing condition of the terminating party in Article 8 is impossible, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement.

9.2 Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article 9 and Sections 7.7, 7.8 and Article 11; provided, that such termination shall not release either party from any Liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 10. INDEMNIFICATION

10.1 Survival of Representations and Warranties

(a) All representations and warranties of Seller in this Agreement or any other Transaction Document shall survive the Closing until the date that is eighteen (18) months following the Closing Date, at which time the remaining Closing Escrow Shares will be released to Seller (the “Escrow Release Date”); provided, that any claim for indemnification based upon a breach of any such representation or warranty and asserted prior to the Escrow Release Date by written notice in accordance with Section 10.3 shall survive until final resolution of such claim.

(b) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination by Buyer.

10.2 Indemnification Obligation. Subject to the limitations set forth in this Article 10, Seller (the “Indemnitor”) shall indemnify, defend and hold harmless Parent, Buyer and their respective Representatives (collectively, the “Indemnitee”) from and against any and all Damages (whether or not involving a third-party claim) arising out of, relating to or resulting from: (a) any breach of a representation or warranty of Seller contained in this Agreement or in any other Transaction Document; (b) fraud or an intentional misrepresentation by Seller of any of their representations or warranties in this Agreement, any Transaction Document, or in any Schedule, Exhibit, certificate, financial statement, agreement or other instrument delivered under or in connection with this Agreement; (c) any breach of a covenant of Seller contained in this Agreement or in any other Transaction Document; (d) any Excluded Asset or Excluded Liability; (e) the ownership or operation of Seller prior to the Closing; (f) any claims or obligations (including without limitation, claims for personal injury, death or property damage) relating to, resulting from or in connection with any products that are sold by Seller prior the Closing; (g) any judgment, claim, arbitral award or settlement in connection with any disputing shareholder of Seller relating to the consummation of the Transaction; (h) any and all Taxes (or the nonpayment thereof except to the extent set forth on the Seller Disclosure Schedule) of Seller; (i) any and all Taxes of any Person (other than Seller) imposed on Parent or Buyer which relate to an event or transaction occurring before the Closing or in connection with the Closing (except to the extent set forth on the Seller Disclosure Schedule) imposed on Buyer or Parent; (j) the approval of this Agreement by Seller and its Board of Directors and shareholders; (k) Seller’s approval, performance and obligations of and under the BSC Agreement; and/or (l) any noncompliance with applicable bulk sales or fraudulent transfer Legal Requirements in connection with the Transaction.

10.3 Procedures for Indemnification.

(a) The Indemnitee shall give written notice (the “Indemnification Notice”) of any Damages or the commencement of any Proceeding by a third party with respect to any matter referred to in Section 10.2 thereof to the Indemnitor and the Escrow Agent, which Indemnification Notice shall include a description of the Damages or Proceeding, the amount thereof (if known and quantifiable) and the basis for the Damages or Proceeding; provided, that failure of the Indemnitee to give the Indemnification Notice as provided herein shall not relieve the Indemnitor of its obligations hereunder.

(b) If the Indemnitor does not object to the Damages within twenty (20) Business Days of Indemnitee’s delivery of the Indemnification Notice to Indemnitor, after Indemnitee’s delivery of a written notice of cancellation (the “Cancellation Notice”) to the Indemnitor and the Escrow Agent, the Indemnitee shall be entitled to immediately offset the aggregate amount of Damages set forth in the Indemnification Notice against the Closing Escrow Shares (whether by means of the cancellation of any shares of Common Stock issuable to Indemnitor or otherwise). Indemnitor may object to the claim on the Indemnification Notice by delivery to Indemnitee (with a copy to the Escrow Agent) of such objection in writing within twenty (20) Business Days of Indemnitee’s delivery of the Indemnification Notice to Indemnitor. In case Indemnitor shall so object in writing to any claim or claims by Indemnitee made in any Indemnification Notice, Indemnitee shall have thirty (30) days after receipt of such objection to respond in a written statement that describes the nature of such objection and/or Indemnitor’s assessment of the amount of the Damages. If after such thirty (30) day period there remains a dispute as to any claims, Indemnitee and Indemnitor shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If no agreement can be reached after good faith negotiation between the parties pursuant to this Section, then the parties shall subject such dispute to the dispute resolution procedures set forth in Section 11.13.

(c) Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that:

(i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

(ii) the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if: (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnitee’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnitee; (D) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee; (E) the claim involves environmental matters in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); provided that the Indemnitee shall keep the Indemnitor apprised of any major developments relating to any environmental claim; (F) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim; or (G) the Indemnitee reasonably believes that the Damages relating to the claim could exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Article 10; and

(iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

10.4 Limitations on Indemnification. Notwithstanding anything herein to the contrary, Seller shall not be obligated to indemnify Parent and Buyer under this Article 10 unless the aggregate of all Damages to Parent and Buyer collectively exceed One Hundred Thousand Dollars ($100,000) (the “Seller’s Basket”), in which case Parent and Buyer shall be entitled to recover all Damages, including the amount equal to the Seller’s Basket. The right to indemnification, payment of Damages or other remedy based on the representations, warranties, covenants and obligations of the Indemnitor contained herein will not be affected by any investigation or diligence conducted by the Indemnitee with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly, by the party to be indemnified.

10.5 Remedies. The indemnification obligations of Seller under Sections 10.2(a) and (c) and the repayment of any Damages by Seller to Parent and Buyer under Sections 10.2(a) and (c) may be satisfied by a Purchase Price adjustment to be accomplished by the delivery to Buyer of Closing Escrow Shares, and any tendered shares of Common Stock shall have an aggregate Stated Price (calculated as of the Indemnification Determination Date) equal to the Damages. In no event shall Seller have any liability pursuant to this Agreement, including this Article 10, beyond its obligation to fulfill its indemnity obligations hereunder by delivering, in certain circumstances and in accordance with this Article 10, a number of shares not to exceed, in the aggregate, the number of Closing Escrow Shares; provided, however, that Seller’s limitation of liability pursuant to this Section 10.5 shall not apply during the twelve (12) month period following the Closing Date to Seller’s breach of any representation, warranty or covenant set forth in Sections 4.3(b), 4.5(c), 4.12(a), 4.14 or 7.12 of this Agreement.

10.6 Allocation of Taxes to the Pre-Closing Period. For purposes of determining under this Agreement whether a Tax Liability shall be assigned to a Pre-Closing Period or a Post-Closing Period, the following principles shall apply.

(a) In the case of Taxes arising in a taxable period relating to the Business that includes, but does not end on, the Closing Date, except as provided in paragraph (b) below, the allocation of such Taxes between a Pre-Closing Period and a Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(b) In the case of any Taxes that are payable for a taxable period that includes, but does not end on, the Closing Date, for purposes of this Agreement the portion of such Tax which relates to the Pre-Closing Period included in such taxable period shall (i) except as provided in (ii) and (iii) below, to the extent feasible, be determined on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, (ii) in the case of any Taxes that are periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, other than Taxes based upon or related to income or receipts, or franchise Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in the entire taxable period, and (iii) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Seller.

(c) The party paying any Tax for a period that includes but does not end on the Closing Date shall be entitled to payment from the other party with respect to the Taxes allocated to that other party under Section 10.6. Such payment shall be made in cash within ten (10) days of a written demand therefor, which demand shall not be made more than fifteen (15) days prior to the due date of such Tax.

ARTICLE 11. MISCELLANEOUS PROVISIONS

11.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered personally or by telecopy, (b) one (1) day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (c) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Parent or Buyer:	Cardium Therapeutics, Inc.
3611 Valley Center Drive, Suite 525
San Diego, California 92130
Attention: President and CEO
Telephone No.: (858) 436-1000
Facsimile No.: (858) 436-1011

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California, 92130-2040
Attn: John A. de Groot, Esq.
Telephone No.: (858) 720-5100
Facsimile No.: (858) 720-5125

If to Seller:	Innercool Therapies, Inc.
3931 Sorrento Valley Blvd.
San Diego, California 92121
Attention: President and CEO
Telephone No.: (858) 677-6390
Facsimile No.: (858) 677-6391

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Heller Ehrman LLP
4350 La Jolla Village Drive 7th Floor
San Diego, CA 92122-1246
Attention: Michael S. Kagnoff, Esq.
Telephone No.: (858) 450-5729
Facsimile No.: (858) 450-8499

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this Section.

11.3 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) or any similar successor provision, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

11.4 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5 Assignments Prohibited; Successors and Assigns. Seller shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Buyer. Any purported assignment or other disposition by Seller, except as permitted herein, shall be null and void. Buyer may assign all or any portion of this Agreement without Seller’s prior written consent.

11.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

11.7 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

11.8 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.9 Entire Agreement. This Agreement and the Transaction Documents collectively contain the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including the Term Sheet, dated as of January 24, 2006, between the parties. The parties intend that this Agreement, together with the Transaction Documents referred to above, be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.10 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

11.11 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. The parties are sophisticated and have been represented by lawyers throughout this Transaction who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

11.12 Expenses of the Parties. Subject to provisions contained herein relating to recovery of fees in connection with legal actions or proceedings, each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the Transaction, except that the expenses of Seller shall be deemed to be expenses of and borne by the shareholders.

11.13 Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the courts of the State of California, County of San Diego, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the Southern District of California. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.14 Recovery of Fees by Prevailing Party. If any legal action, including, without limitation, an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

11.15 Further Assurances. Seller agrees to (a) furnish upon request to Parent and Buyer such further information, (b) execute and deliver to Parent and Buyer such other documents, and (c) do such other acts and things, all Parent and Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

11.16 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.17 Confidentiality. Except as otherwise set forth herein, Seller acknowledges that the Transaction is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by law. Seller shall not make any public disclosure of the terms of this Agreement, except as required by law or as otherwise expressly permitted herein.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the Effective Date.

“Seller”
Innercool Therapies, Inc., a California corporation

By:	/s/ Michael Magers
Name:	Michael Magers
Title:	President

“Buyer”
Innercool Therapies, Inc., a Delaware corporation

By:	/s/ Tyler M. Dylan
Name:	Tyler M. Dylan
Title:	Chief Business Officer

“Parent”
Cardium Therapeutics, Inc.

By:	/s/ Tyler M. Dylan
Name:	Tyler M. Dylan
Title:	Chief Business Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

EXHIBIT A

CERTAIN DEFINITIONS

“12 Month Period” shall have the meaning specified in Section 6.4.

“Affiliate” shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or holder of five percent (5%) or more of the outstanding equity interests of Seller or any corporation, partnership, trust or other entity in which Seller or any such family member has a five percent (5%) or greater interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, is controlled by, is under common control with any of the individuals or entities described in the preceding sentence.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as amended from time to time.

“Allocation Schedule” shall have the meaning specified in Section 2.5(a).

“Applicable Regulatory Laws” shall have the meaning specified in Section 4.31.

“Approvals” shall have the meaning specified in Section 4.28.

“Assignment and Assumption” shall have the meaning specified in Section 3.4(a).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Audit Accountants” shall have the meaning specified in Section 7.12.

“Books and Records” shall have the meaning specified in Section 1.1(m).

“BSC” means Boston Scientific Corporation.

“BSC Agreement” means that certain Securities Purchase Agreement by and between Seller and BSC, dated as of April 12, 2004 together with all agreements that were entered into in connection therewith (including, without limitation, the Agreement and Plan of Merger and the Distribution Agreement) and together with all amendments, whether written or oral, thereto and including any rights that BSC may have as a holder of Seller’s Preferred Stock under Seller’s current Articles of Incorporation or otherwise.

“Business” shall have the meaning set forth in the first Recital.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed.

i

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Disclosure Schedule” shall have the meaning specified in Article 5.

“Calendar Year” shall mean one of the following periods: (i) the period beginning on the Closing Date and ending December 31, 2006; (ii) the period beginning on January 1, 2007 and ending December 31, 2007; (iii) the period beginning on January 1, 2008 and ending on December 31, 2008; (iv) the period beginning on January 1, 2009 and ending on December 31, 2009; (v) the period beginning on January 1, 2010 and ending on December 31, 2010; or (vi) the period beginning on January 1, 2011 and ending on December 31, 2011.

“Cancellation Notice” shall have the meaning specified in Section 10.3(b).

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Closing Escrow Shares” shall have the meaning specified in Section 2.1(c).

“Closing Shares” shall have the meaning specified in Section 2.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean Parent’s common stock, par value $0.0001 per share.

“Competing Party” shall have the meaning specified in Section 6.2.

“Competing Transaction” shall have the meaning specified in Section 6.2.

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives or consultants.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Contractors” shall have the meaning specified in Section 4.16(a).

“Copyright Assignment” shall have the meaning specified in Section 3.2(b).

“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss (including diminution in value), damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature (including reasonable attorneys’ fees).

“Defined Benefit Plan” shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

“Deposits and Advances” shall have the meaning specified in Section 1.1(i).

“Domain Name” shall mean www.innercool.com and any other domain names relating to the Business.

“Domain Name Assignment” shall have the meaning specified in Section 3.2(b).

“Earnout Amount” shall have the meaning specified in Section 2.1(d).

“Earnout Release Date” shall have the meaning specified in Section 2.3(c).

“Effective Date” shall have the meaning specified in the Preamble.

“Employment Agreements” shall have the meaning specified in Section 3.2(l).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Law” shall mean any environmental or health or safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state or local level, whether existing as of the Effective Date, previously enforced, or subsequently enacted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” shall have the meaning specified in Section 2.2.

“Escrow Agent” shall have the meaning specified in Section 2.2.

“Escrow Agreement” shall have the meaning specified in Section 2.2.

“Escrow Amount” shall have the meaning specified in Section 2.1(e).

“Escrow Release Date” shall have the meaning specified in Section 10.1.

“Estoppel Letters” shall have the meaning specified in Section 3.2(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning specified in Section 1.2.

“Excluded Liabilities” shall have the meaning specified in Section 1.4.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” shall have the meaning specified in Section 4.5(a).

“GAAP” means U.S. generally accepted accounting principles in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).

“Governmental Approval” shall mean any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation, the FDA; or (b) right under any Contract with any Governmental Authority, including, without limitation, the FDA.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal), including, without limitation, the FDA; (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Historical Financial Information” shall have the meaning specified in Section 7.12(a).

“Indemnification Determination Date” shall mean the date that the final amount of the Damages are determined by the parties or a court of competent jurisdiction pursuant to the indemnification procedures set forth in Section 10.3.

“Indemnification Notice” shall have the meaning specified in Section 10.3(a).

“Indemnitee” shall have the meaning specified in Section 10.2.

“Indemnitor” shall have the meaning specified in Section 10.2.

“Independent Accounting Firm” shall mean an independent accounting firm of international reputation mutually acceptable to Buyer and Seller.

“Insurance Policies” shall have the meaning specified in Section 4.11.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation (a) Patents, Trade Secrets, Copyrights, Mask Works, Trademarks and (b) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Interest Rate” shall mean the prime rate as published in the Wall Street Journal.

“Interim Balance Sheet” shall have the meaning specified in Section 4.5(a).

“Interim Balance Sheet Date” shall have the meaning specified in Section 4.5(a).

“Inventory” shall have the meaning specified in Section 1.1(b).

“IRS” means the Internal Revenue Service.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting after due and diligent inquiry concerning the truth or existence of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any of its directors, officers or employees with the authority to establish policy for

v

Seller actually has knowledge of or should have been able to obtain knowledge of such fact or other matter after due and diligent inquiry of Seller’s employees, Representatives, advisors, attorneys and accountants.

“Leased Real Property” shall have the meaning set forth in Section 1.1(f).

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(c).

“Main Office Lease” shall have the meaning specified in Section 1.1(f).

“Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Material Adverse Effect” means:

(a) with respect to Parent or Buyer, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely to prevent or materially delay consummation of the Transaction or otherwise to prevent Parent or Buyer or its respective subsidiaries from performing its obligations under this Agreement; and

(b) with respect to Seller, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the condition (financial or otherwise), properties, assets (including Purchased Assets), Liabilities (including Assumed Liabilities), business, operations, results of operations or prospects of Seller or the Business or (ii) to prevent or materially delay consummation of the Transaction or otherwise to prevent Seller from performing its obligations under this Agreement.

“Material Contracts” shall have the meaning specified in Section 4.10.

“Material Customer” shall have the meaning specified in Section 4.15(a).

“Material Distributor” shall have the meaning specified in Section 4.15(c).

“Material Supplier” shall have the meaning specified in Section 4.15(b).

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Net Sales” shall have the meaning specified in Section 2.3(a).

“Noncompetition Agreement” shall have the meaning specified in Section 3.2(j).

“Notice of Disagreement” shall have the meaning specified in Section 2.4(b).

“Offer Letters” shall have the meaning specified in Section 3.2(j).

“Offerees” shall have the meaning specified in Section 3.2(j).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Ordinary Course of Business” shall describe any action taken by a party if: (a) such action is consistent with such party’s past practices and is taken in the ordinary course of such party’s normal day to day operations; (b) such action is taken in accordance with sound and prudent business practices; (c) such action is not required to be authorized by such party’s shareholders, board of directors or any committee thereof and does not require any other separate or special authorization of any nature; and (d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day to day operations of other Entities that are engaged in businesses similar to such party’s business.

“Outside Closing Date” shall have meaning specified in Section 9.1(c).

“Owned and Leased Vehicles” shall have the meaning specified in Section 1.1(d).

“Parent” shall have the meaning specified in the Preamble.

“Patent Assignment” shall have the meaning specified in Section 3.2(b).

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals,

continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures related to the Business or any Purchased Assets or Assumed Liabilities.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” shall have the meaning specified in Section 1.1(e).

“Personal Property Leases” shall have the meaning specified in Section 1.1(g).

“Post-Closing Contracts” shall collectively refer to (a) Seller’s existing Development and Supply Agreement with American Galvano, dated August 7, 2003; (b) the Distribution Agreement between Seller and TaylorBryant, PTY. LTD., dated as of September 1, 2003; (c) Seller’s Supplier Agreements with each of, (i) Alpha Sensors, Inc., (ii) Exact Manufacturing, (iii) Extrusioneering, Inc., (iv) Micropump Inc., (v) Parter Medical, (vi) PHS, (vii) Putnam Plastics, (viii) Servometer Corp., and (ix) Titan Scan; (d) Seller’s Agreement with Occupational Services, Inc., dated May 5, 1999; and (e) Seller’s Consulting agreements/arrangements with each of (i) Mark Wieczorek, (ii) Ken Stack, (iii) Steve Reitzler, (iv) James Grove, (v) Sal Villegas, (vi) Adib Dauod, (vii) Corey Magers, (viii) Tom Vyse, (ix) Bhupesh Mahendru, (x) Karen Liu, (xi) Elizabeth Dutra, (xii) Carol Detamore, (xiii) Dawn Mills and (ix) James Andrade.

“Post-Closing Period” shall mean any taxable period beginning after the close of business on the Closing Date or, in the case of any Tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Pro Forma Information” shall have the meaning specified in Section 7.12(b).

“PTO” shall have the meaning specified in Section 4.14(g).

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Real Property Leases” shall have the meaning specified in Section 1.1(f).

“Receivables” shall have the meaning specified in Section 1.1(a).

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyright registrations and applications to register Copyrights; (d) Mask Work registrations and applications to register Mask Works; and (e) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Regulatory Authorizations” shall have the meaning specified in Section 4.31.

“Releases” shall have the meaning specified in Section 3.2(l).

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents, distributors, licensees, shareholders, stockholders, subsidiaries and lenders of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Required Information” shall have the meaning specified in Section 7.12(b).

“Restricted Asset” shall have the meaning specified in Section 1.5(a).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Benefit Plans” shall have the meaning specified in Section 4.17.

“Seller Claims” shall have the meaning specified in Section 1.1(l).

“Seller Contracts” shall have the meaning specified in Section 1.1(j).

“Seller Disclosure Schedule” shall have the meaning specified in Article 4.

“Seller Intellectual Property” shall mean all Intellectual Property Rights related to the Business, the Purchased Assets or the Assumed Liabilities and held by Seller, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Seller, including the Seller Registered Intellectual Property Rights.

“Seller Products” shall mean all products and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned or envisioned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Seller (including all versions and releases thereof, whether already distributed or provided, under development, planned or conceived, or otherwise), together with any related materials, information or data, including, without limitation, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Seller Registered Intellectual Property Rights” shall have the meaning specified in Section 4.14(a).

“Seller’s Basket” shall have the meaning specified in Section 10.4.

“Shares” shall mean the Closing Shares, the Closing Escrow Shares and such additional shares of Common Stock issuable as full and/or partial consideration for the Earnout Amount in accordance with the terms and conditions of this Agreement.

“Stated Price” shall mean the average of the closing sales price of one share of Common Stock (rounded to the nearest ten thousandth of a dollar) on the over-the-counter market, Pink Sheets or other national securities exchange or automated interdealer quotation system on which the Common Stock is then listed or quoted (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for the ten trading days preceding the Earnout Release Date or Indemnification Determination Date, as the case may be.

“SurModics License” shall have the meaning specified in Section 1.1(j).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local, foreign or other tax or similar governmental fee, levy, assessment or charge of any king whatsoever, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not, together with any penalty, addition to tax or additional amount with respect thereto, and any interest on any of the foregoing.

“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

x

“Total Tax Consideration” shall have the meaning specified in Section 2.5(a).

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademark Assignment” shall have the meaning specified in Section 3.2(b).

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement, the Escrow Agreement, the Noncompetition Agreement, the Offer Letters, the Employment Agreements, the Releases, the Assignment and Assumption and all other agreements, certificates, instruments, documents and writings delivered by Parent, Buyer and/or Seller in connection with the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets to Buyer or assumption of Assumed Liabilities, pursuant to this Agreement, together with any additions to Tax or penalties with respect thereto and any interest on the foregoing.

“Transferred Contractors” shall have the meaning specified in Section 7.9(a).

“WARN Act” shall have the meaning specified in Section 4.16(e).

“Working Capital” as of a given date shall mean the amount calculated by subtracting the current Liabilities of Seller included in the Assumed Liabilities as of that date from the current assets of Seller included in the Purchased Assets as of that date.

EXHIBIT L

INVESTMENT REPRESENTATIONS AND WARRANTIES

1. Seller represents and warrants to Parent and Buyer that Seller understands that the Shares have not been registered under the Securities Act or any state securities laws. Seller also represents and warrants it understands that the Shares are being offered and sold pursuant to exemptions from registration contained in the Securities Act and state securities laws based in part upon Seller’s representations contained in this Agreement and this Exhibit. Seller further hereby represents and warrants as follows: (a) Seller is an “accredited investor” as that term is defined in Regulation D under the Securities Act; and (b) Seller’s office or offices in which its investment decision was made is located in San Diego, California.

2. Transfer Restrictions. Seller acknowledges and agrees that the Shares are subject to restrictions on transfer as set forth in this Agreement.

3. Subject to Cancellation. Seller acknowledges and agrees that the Shares are subject to Parent’s and Buyer’s right to indemnification pursuant to Article 10 of this Agreement and the number of Shares is subject to reduction following a successful indemnification claim, pursuant to Article 10 of this Agreement. Seller hereby grants Parent and Buyer a power of attorney and appoints Parent and Buyer its attorney in fact for purposes of effectuating the cancellation of the Shares, to the extent such cancellation is provided for in this Agreement. So long as the Shares remain subject to Parent’s and Buyer’s rights pursuant to this Agreement, all certificates evidencing such Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE IN CERTAIN CIRCUMSTANCES SUBJECT TO CANCELLATION AND FORFEITURE IN SATISFACTION OF CERTAIN OBLIGATIONS OWED TO CARDIUM THERAPEUTICS, INC., AND ITS SUCCESSORS AND ASSIGNS, PURSUANT TO THE TERMS OF THAT CERTAIN ASSET PURCHASE AGREEMENT DATED AS OF MARCH 8, 2006. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF CARDIUM THERAPEUTICS, INC.”

4. California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR IN THE ABSENCE OF AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. PRIOR TO THE ACCEPTANCE OF SUCH CONSIDERATION BY SELLER, THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH

QUALIFICATION BEING OBTAINED OR AN EXEMPTION FROM SUCH QUALIFICATION BEING AVAILABLE.

5. Further Investment Representations of Recipients of Shares. Seller further hereby represents and warrants as follows:

(a) Seller Bears Economic Risk. Seller is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect its own interests. Seller must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or any exemption from registration is available. Seller understands that Parent has no present intention of registering the Shares. Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Shares under the circumstances; the amounts or at the times Seller might propose.

(b) Speculative Investment. Seller realizes that the Shares are a highly speculative investment, and it is able, without impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss on its investment.

(c) Acquisition for Own Account. Seller is acquiring the Shares for Seller’s own account for investment only, and not with a view towards their distribution. Seller has no present intention of selling, offering to sell or otherwise disposing of or distributing its Shares or any portion thereof.

(d) Seller Can Protect Its Interest. Seller represents that by reason of its, or of its management’s, business or financial experience, Seller has the capacity to protect its own interests. Further, Seller is aware of no publication of any advertisement in connection with the Transaction.

(e) Information. Seller is aware of Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire the Shares. Seller has received and read Parent’s financial statements and has had an opportunity to discuss Parent’s business, management and financial affairs with directors, officers and management of Parent and has had the opportunity to review Parent’s operations and facilities. Seller has also had the opportunity to ask questions of, and receive answers from, Parent and its management regarding the terms and conditions of the Transaction. Seller has received all information as it deems necessary and appropriate to enable it to evaluate the financial risk inherent in acquiring the Shares and has received satisfactory and complete information concerning the business and financial condition of Parent in response to all inquiries in respect thereof. In addition, Seller has read or reviewed and is familiar with Parent’s annual report on Forms 10-KSB for the year ended September 30, 2005 and each subsequently filed report on Forms 10-QSB and 8-K as filed with the SEC under the Exchange Act and as the same may be amended.

(f) Rule 144. Seller acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.